Contact:
Patty Kehe
Dynasil Corporation of America
Phone: (607) 272-3320, ext. 26
Email:  pkehe@DynasilCorp.com

Dynasil Announces Mr. Peter Sulick Elected Chairman of the
Board of Directors

WEST BERLIN, N.J. - September 16, 2009 - Dynasil Corporation of America (OTCBB: DYSL.OB) announced today that Mr. Peter Sulick has been elected the Chairman of the Dynasil Board of Directors. Former chair, Mr. James Saltzman, has been elected to the role of Vice Chairman.
In addition to his new duties, Mr. Sulick will continue to serve as Chair of the Audit Committee of Dynasil's Board of Directors.

Mr. Sulick, founder of Independence Broadcasting Corporation, PowerFone Inc., SSPCS Corp. and AmeriSite, LLC, joined the Dynasil Board in June of 2008 and became Chair of the Board's Audit Committee at that time. He is an entrepreneur with extensive background in building media and technology companies, executing their business strategy and building operations. He has served as CEO, CFO and Corporate Controller engaging in an IPO, numerous large debt and equity financings, franchising and a $350 million leveraged buy-out. Since 1985, Mr. Sulick has founded and led telecommunications companies subsequently acquired by Nextel and T-Mobile. In the early part of his career, Mr. Sulick was a principal financial officer for Cablevision Systems and has also held several senior-level financial positions at the Communications Operations Group of I TT. He began his career in the audit department at Arthur Andersen & Co, in New York City following graduate school.
He is a CPA, earned his MBA in finance from the University of Massachusetts and a B.S. in Business Administration from The Citadel. Mr. Sulick has been a significant investor in Dynasil since 2005.

Former Dynasil Chairman now Vice Chairman, Mr. James Saltzman stated: "Over the past five years, Dynasil has grown into a profitable and exciting Company. Mr. Sulick has the dynamic skills to be Chairman through the next stage of our growth." Dynasil CEO, Mr. Craig Dunham, added "We thank Jim who has been Chairman since 1999 and has shepherded Dynasil through profitable growth exceeding 70% per year for the last five years. We are extremely pleased to have Mr. Sulick take on the Chairman role given his track record of creating significant shareholder value." Mr. Sulick stated "I am excited to play a larger role with Dynasil as we continue to execute our strategy. Dynasil represents the kind of opportunities I have participated in throughout my career - significant and profitable growth through organic growth, commercialization of our broad research portfolio and acquisitions."

About Dynasil: Dynasil has achieved profitable growth from $2 million in revenues to a running rate of $35 million during the past five years. It derives the majority of its revenue from contract research for government and private industry and is a manufacturer of specialized instruments and products for a broad range of applications markets in the medical, industrial, and homeland security/ defense sectors.

This news release may contain forward-looking statements usually containing the words "believe," "expect," "work", "plan", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products and services.